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Exhibit 4.2(e)

SECURITY AGREEMENT

        2nd Swing, Inc., a Minnesota corporation ("Debtor"), whose address is 16305 36th Avenue North, Suite 550, Plymouth in the County of Hennepin, State of Minnesota 55446 (hereinafter called "Debtor" whether one or more) does hereby grant unto David R. Pomije ("Secured Party") a security interest in the following (noted by a checkmark) described property (hereinafter called "Collateral"):

☒	a.	All inventory of Debtor now owned or hereafter acquired which is held for sale or lease or is held as raw materials, work in process or materials used in connection with Debtor's business;

☒	b.	All accounts of Debtor now existing or hereafter at any time acquired (and if specific accounts the same are listed on Schedule A hereto attached and made a part hereof);

☒	c.	All contract rights and general intangibles of Debtor now existing or hereafter at any time arising;

☒	d.	Other; Debtor's interest as a tenant in real estate leases, Debtor's interest as an equipment lessee in financed equipment leases, goods, instruments, documents of title, chattel paper, accounts receivable, investment property, accounts, service marks, trademarks, trade names, general intangibles, payment intangibles, money, products, proceeds, and any and all other assets or property, whether tangible or intangible, now owned or hereafter acquired and wherever located by the Debtor.

☒	e.	All proceeds and products of the foregoing;

to secure prompt payment to Secured Party at the address stated above of a note or notes dated April 2, 2000, executed by Debtor to Secured Party in the sum not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000), with interest as provided therein, and any and all extensions and renewals thereof, and any and all future advances made by Secured Party to Debtor at Secured Party's option, together with all other liabilities of each Debtor to Secured Party (primarily, secondarily, direct, contingent, sole, joint or several) due or to become due or which may be hereafter contracted or acquired and the performance by Debtor of all of the terms and conditions of this Security Agreement (hereinafter referred to as "Obligations").

DEBTOR WARRANTS, REPRESENTS AND AGREES THAT (check each that applies):

☒	1.	Debtor is the owner of the Collateral, or will be the owner of the Collateral to be acquired after the date hereof, free of all liens, encumbrances and security interests, filed or not filed, except the security interest hereby created, and has authority to execute this agreement.
☒	2.	The accounts are genuine and enforceable, and there are no offsets, counterclaims or defenses to any of them.
☒	3.
		Debtor's inventory, books, records, contract rights and other property above specified relating to the Collateral are or will be kept at the above address and the address as shown in the following space: See Exhibit A for addresses of stores and Debtor will not, without the prior written consent of Secured Party, remove or permit the same to be removed from the location or locations set forth above.
☒	4.	Debtor has full authority to use the collateral as collateral. Debtor will defend the Collateral against all other entities who, at any time, may claim an interest therein.

☒	5.
		During the course of this Agreement, and as long as any obligation subject to this Agreement remains outstanding, Debtor will not grant a security interest in the Collateral, except as already granted, to any other person or entity without the prior written consent of Secured Party and all other partners, shareholders or other entities whose consent may be required.
☒	6.	During the course of this Agreement, Debtor will keep the Collateral free from any and all liens, claims and encumbrances.
☒	7.
		Debtor will not sell, offer for sale, transfer or dispose of all or any part of the Collateral, or any interest in the Collateral, without the prior written consent of Secured Party and all other partners, shareholders or other entities whose consent is required, except in the ordinary course of business.
☒	8.
		To pay all amounts required to be paid by Debtor pursuant to any articles of partnership, shareholder control agreement and/or any other instrument or agreement, as same may have been restated and/or amended, when said obligations are due and, should Debtor fail to do so, Secured Party may, at Secured Party's sole option (and without any obligation to so do), pay or discharge the same. Any such payment by Secured Party shall become an obligation of Debtor and be secured by the Collateral subject to this Agreement.
☐	9.
		At all times during the course of this Agreement, Debtor will honor and perform by the terms and conditions of any articles of partnership, shareholder control agreement and/or any other instrument or agreement and all restatements and amendments thereto.
☒	10.	Debtor will use the inventory in a lawful manner consistent with this Agreement and with the terms and conditions of any policy of insurance thereon.
☒	11.
		Debtor will keep the Collateral insured at all times against loss by fire and/or other hazards concerning which in the judgment of the Secured Party insurance protection is reasonably necessary in a company or companies satisfactory to the Secured Party and in amounts sufficient to protect Secured Party against loss or damage to said Collateral and will pay the premiums therefor; that such policy or policies of insurance will be delivered to and held by the Secured Party, together with loss payable clauses in favor of the Secured Party as its interest may appear, in form satisfactory to the Secured Party; and Secured Party may act as attorney for Debtor in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts.
☒	12.
		Debtor will at any time or times hereafter execute such financing statements and other instruments and perform such acts as the Secured Party may request to establish and maintain a valid security interest in the Collateral, and will pay all costs of filing and recording.
☒	13.
		Until Secured Party shall notify Debtor of the revocation of such power and authority, Debtor will, at its own expense, endeavor to collect, as and when due, all of said accounts, including the taking of such action with respect to such collection or the repossession of the goods as Debtor may deem advisable or as Secured Party may reasonably request. Debtor will forthwith deliver all proceeds of such collections and all repossessed or returned goods to Secured Party at its request; provided Debtor will, on demand, pay to Secured Party the full unpaid contract price of repossessed goods or the invoice value of returned goods.
☐	14.	Debtor will not compromise any of said accounts without the prior written consent of Secured Party.

☒	15.
		Debtor will at all times keep accurate and complete records of the Collateral and permit Secured Party to inspect same and the Collateral at all reasonable times. Debtor will, upon request of Secured Party, furnish to Secured Party such reports and statements as Secured Party may request with respect to the Collateral.
☐	16.
		Secured Party may notify account debtors of Secured Party's security interest, and that payment of all sums due or to become due shall be paid directly to Secured Party, and upon request of Secured Party, Debtor will notify account debtors of such security interest. Secured Party shall have the power to demand, receive and sue for all moneys or other proceeds due from said accounts, to endorse the name of Debtor on all commercial paper given in payment or part payment thereof, and to settle, adjust or compromise any claims or disputes as to said accounts.
☒	17.
		Debtor will keep and maintain the Collateral in good condition and will not sell, lease or otherwise dispose of the Collateral other than in the ordinary course of its business at prices constituting the then fair market value thereof.
☒	18.
		Debtor shall be in default under this Agreement upon the happening of any of the following events: (a) nonpayment, when due, of any amount payable on any of the Obligations or failure to observe or perform any term hereof; (b) if any covenant, warranty or representation shall prove to be untrue in any material respect; (c) Debtor becomes insolvent or unable to pay debts as they mature or makes an assignment for the (d) entry of judgment against Debtor; (e) death of Debtor who is a natural person or of any partner of any Debtor which is a partnership; (f) dissolution, merger or consolidation, or transfer of a substantial part of the property of any Debtor which is a corporation or a partnership; (g) if Secured Party deems itself insecure for any reason; or (h) as Event of Default as defined in the Note above referenced.
☒	19.
		In the event of a default: (a) Secured Party shall have the right, at its option and without demand or notice, to declare all or any part of the Obligations immediately due and payable; (b) Secured Party may exercise, in addition to the rights and remedies granted hereby, all of the rights and remedies of a Secured Party under the Uniform Commercial Code or any other applicable law; (c) Secured Party may effect all necessary insurance, pay the premiums thereon, and may pay any taxes, liens and encumbrances on the Collateral, and any such payments made by Secured Party with interest at the highest legal rate allowed by law shall be a part of the Obligations; (d) Debtor agrees to make the Collateral available to the Secured Party at a place or places acceptable to the Secured Party; and (e) Debtor agrees to pay all costs and expenses of Secured Party, including reasonable attorneys' fees, in the collection of any of the Obligations or the enforcement of any of Secured Party's rights.
☒	20.
		If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to the Debtor at the address shown herein.
☒	21.
		Waiver of any default hereunder by Secured Party shall not be waiver of any other default or of a same default on a later occasion. No delay or failure by Secured Party to exercise any right or remedy shall be a waiver of such right or remedy and no single or partial exercise by Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy at any other time.

☒	22.
		This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of Minnesota. If any part of this contract shall be adjudged invalid, the remainder shall not thereby be invalidated.
☐	23.
		If more than one party of this contract shall sign this Security Agreement, the term "Debtor" shall mean all such parties and each of them and all such parties shall be jointly and severally obligated hereunder. All rights of Secured Party shall inure to the benefit of the Secured Party's successors and assigns, and all obligations of Debtor shall bind Debtor's heirs, executors, administrators, successors and assigns.
☒	24.
		Additional provisions of this Agreement: this security interest is subordinate to the prior secured interest of Marquette Capital Bank, N.A., a national banking association, as evidenced under its financing statement, dated December 22, 1997, filed with the Minnesota Secretary of State as Doc. No. 1998085.

Dated this 2nd day of April, 2000.

SECURED PARTY

David R. Pomije

DEBTOR

2nd Swing, Inc., a Minnesota corporation

By:
P. Simon Kallal Its President

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SECURITY AGREEMENT